Exhibit 99.1
INFERX CORPORATION
INDEX TO FINANCIAL STATEMENTS

Page(s)
Reviewed Financial Statements:
Report of Independent Registered Public Accounting Firm	1
Balance Sheet as of September 30, 2006 (Unaudited)	2
Statements of Operations for the nine months ended September 30, 2006 and 2005 (Unaudited)	3
Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2005 and 2004 (Audited) and nine months ended September 30, 2006 (Unaudited)	4
Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 (Unaudited)	5
Notes to Financial Statements (Unaudited)	6-23

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
InferX Corporation
I have reviewed the accompanying balance sheet of InferX Corporation (the “Company”) as of September 30, 2006, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the nine months then ended. These interim financial statements are the responsibility of the Company’s management.
I conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.
Based on my reviews, I am not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/Michael Pollack CPA
Cherry Hill, New Jersey
November 6, 2006

INFERX CORPORATION
BALANCE SHEET
SEPTEMBER 30, 2006
(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash	$2,608
Accounts receivable, net	—
Unbilled services	19,999
Prepaid expenses and other current assets	7,505

Total current assets	30,112

Fixed assets, net of depreciation	31,097

Other Asset
Computer software development costs, net of amortization	380,794

Total other asset	380,794

TOTAL ASSETS	$442,003

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$187,211
Accrued expenses	119,413
Current portion of notes payable	74,359
Promissory notes	350,000
Unearned revenue	19,999

Total current liabilities	750,982

Long-term Liabilities
Notes payable, net of current portion	371,132

TOTAL LIABILITIES	1,122,114

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, par value $1.00 per share, 5,000 shares authorized and 2,953 shares issued and outstanding	2,953
Additional paid-in capital	649,975
Retained earnings (defict)	(1,333,039)

Total stockholders’ equity (deficit)	(680,111)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$442,003

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	2006	2005
REVENUE	$124,992	$175,279

COST OF REVENUES
Direct labor and fringes	117,578	73,411
Amortization of computer software development costs	132,752	132,752

Total costs of revenues	250,330	206,163

GROSS PROFIT (LOSS)	(125,338)	(30,884)

OPERATING EXPENSES
Indirect and overhead labor and fringes	205,073	149,829
Professional fees	109,956	27,112
Advertising and marketing	47,911	45,248
Commissions and consulting fees	74,604	9,090
Travel related costs	15,511	15,062
Rent	78,247	71,132
General and administrative	40,856	58,560
Depreciation	11,360	11,077

Total operating expenses	583,518	387,110

NET LOSS FROM OPERATIONS BEFORE OTHER EXPENSE AND PROVISION FOR INCOME TAXES	(708,856)	(417,994)

OTHER EXPENSE
Interest expense, net of interest income	19,986	6,659

NET LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(728,842)	(424,653)

Provision for income taxes	—	—

NET (LOSS) APPLICABLE TO SHARES	$(728,842)	$(424,653)

NET (LOSS) PER BASIC AND DILUTED SHARES	$(257.00)	$(164.53)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	2,836	2,581

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY\(DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTHS ENDED SEPTEMBER 30, 2006
(UNAUDITED)

			Additional	Retained
	Common Stock		Paid-In	Earnings
	Shares	Amount	Capital	(Deficit)	Total
Balance — January 1, 2004	2,538	$2,538	$102,957	$23,363	$128,858
Net loss for the year	—	—	—	(101,240)	(101,240)

Balance — December 31, 2004	2,538	2,538	102,957	(77,877)	27,618
Issuance of shares to founders for services rendered	114	114	191	—	305
Issuance of shares for cash	19	19	74,981	—	75,000
Issuance of shares for conversion of notes payable	72	72	249,928	—	250,000
Contribution of capital by shareholder	—	—	56,851	—	56,851
Net loss for the year	—	—	—	(526,320)	(526,320)

Balance — December 31, 2005	2,743	2,743	484,908	(604,197)	(116,546)
Issuance of shares for cash	5	5	19,995	—	20,000
Issuance of shares for conversion of accounts payable	10	10	40,238	—	40,248
Issuance of shares for consulting services	63	63	98,937	—	99,000
Issuance of shares for guarantee of promissory notes	132	132	(132)	—	—
Contribution of capital by shareholder	—	—	6,029	—	6,029
Net loss for the period	—	—	—	(728,842)	(728,842)

Balance — September 30, 2006	2,953	$2,953	$649,975	$(1,333,039)	$(680,111)

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(728,842)	$(424,653)

Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Stock issued for services	99,000	305
Amortization of computer software development costs	132,752	132,752
Depreciation	11,360	11,077

Change in assets and liabilities
Decrease in accounts receivable	24,998	73,303
(Increase) in unbilled services	(15,312)	—
(Increase) decrease in prepaid expenses and other current assets	8,442	(17,347)
Increase in accounts payable and accrued expenses	155,181	232,804
Increase in unearned revenue	15,312	—

Total adjustments	431,733	432,894

Net cash provided by (used in) operating activities	(297,109)	8,241

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,392)	—
Computer software development costs	—	(24,905)

Net cash (used in) investing activities	(6,392)	(24,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in cash overdraft	(12,071)	(30,718)
Issuance of stock for cash	20,000	75,000
Contributions of capital	6,029	—
Borrowings of promissory notes	350,000	—
Borrowings (repayment) of notes payable	(12,849)	(7,200)
Borrowings (repayment) of note payable — related partry	(45,000)	(14,000)

Net cash provided by financing activities	306,109	23,082

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,608	6,418

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$2,608	$6,418

SUPPLEMENTAL INFORMATION OF CASHFLOW ACTIVITY
Cash paid during the period for interest	$11,700	$2,800

SUPPLEMENTAL INFORMATION ON NONCASH ACTIVITY
Conversion of accounts payable to stock	$40,248	$—

Conversion of accounts payable to note payable	$57,537	$—

Stock issued for services	$99,000	$305

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

InferX Corporation (“InferX” or the “Company”) was incorporated under the laws of Delaware in 1999. On December 31, 2005, InferX and Datamat Systems Research, Inc. (“Datamat”), a company incorporated in 1992 under the corporate laws of the Commonwealth of Virginia executed an Agreement and Plan of Merger (the “Merger”). InferX and Datamat had common majority directors. The financial statements herein reflect the combined entity, and all intercompany transactions and accounts have been eliminated. As a result of the Merger, InferX merged with and into Datamat, the surviving entity. Upon completion, Datamat changed its name to InferX Corporation.

InferX was formed to develop and commercially market computer applications software systems that were initially developed by Datamat with grants from the Missle Defense Agency. Datamat was formed as a professional services research and development firm, specializing in the Department of Defense The Company currently provides services and software to the United States government, and is in process of formalizing business plans that will enable them to provide software and services to commercial entities as well.

In May 2006, the Company entered into a Letter of Intent for a Share Exchange with Black Nickel Acquisition Corp. I (“Black Nickel”), as more fully described in Note 11, Proposed Business Combination. This Letter of Intent was revised in August 2006.

On May 18, 2006, the Company entered into five separate promissory notes with one fund, one trust and three individuals in the total amount of $350,000 as fully described in Note 7, Promissory Notes.

Going Concern

As shown in the accompanying financial statements the Company has incurred a loss of $728,842 and $424,653 for the nine months ended September 30, 2006 and 2005, respectively, and has a working capital deficiency of $720,870 as of September 30, 2006. The principal reasons for the recurring losses is due to the Company’s changed focus on developing its products for the commercial markets as it transitions away from the less profitable government services market. The Company expects the negative cash flow from operations to continue its trend through 2006. These factors raise significant doubt about the ability of the Company to continue as a going concern.

Management’s plans to address these conditions include continued efforts to obtain government contracts surrounding existing technology, and the raising of additional capital through both debt and equity.

The Company’s long-term success is dependent upon the obtaining of sufficient capital to fund its operations; development of its products; and launching its products to the worldwide market. These factors will contribute to the Company’s obtaining sufficient sales volume to be profitable. To achieve these objectives, the Company may be required to raise additional capital through public or private financings or other arrangements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Going Concern (Continued)

It cannot be assured that such financings will be available on terms attractive to the Company, if at all. Such financings may be dilutive to existing stockholders and may contain restrictive covenants.

The Company is subject to certain risks common to technology-based companies in similar stages of development. Principal risks to the Company include uncertainty of growth in market acceptance for its products; history of losses in recent years; ability to remain competitive in response to new technologies; costs to defend, as well as risks of losing patent and intellectual property rights; reliance on limited number of suppliers; reliance on outsourced software development of its products for quality control and product availability; uncertainty of demand for its products in certain markets; ability to manage growth effectively; dependence on key members of its management; and its ability to obtain adequate capital to fund future operations.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

InferX and Datamat merged as of December 31, 2005. The combined financials statements include the accounts of InferX and Datamat, and all intercompany accounts and transactions have been eliminated in the combination. The capital accounts of InferX have been retroactively reflected to account for this merger as of January 1, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of the allowance, management is required to make certain estimates and assumptions. Management has determined that as of September 30, 2006, an allowance of $2,364 is required.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (primarily three to five years). Costs of maintenance and repairs are charged to expense as incurred.

Computer Software Development Costs

During 2005, the Company capitalized certain software development costs. The Company capitalizes the cost of software used for internal operations once technological feasibility of the software has been demonstrated. The Company capitalizes costs incurred during the development process, including payroll costs for employees who are directly associated with the development process and services performed by consultants. Amortization of such costs is based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the software, typically five years. It is possible that those anticipated gross revenues, the remaining economic life of the products, or both, may be reduced as a result of future events. For the nine months ended September 30, 2006 and 2005, the Company recognized $132,752 and $132,752 of amortization expense on its capitalized software costs, respectively. Through the nine months ended September 30, 2006, there were no additional capitalized costs.

Recoverability of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale are carried at the lower of the then current carrying value or fair value less estimated costs to sell.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company generates revenue from professional services rendered to customers. The Company’s revenue is generated under time-and-material contracts and fixed-price contracts.

Time-and-Material Contracts

Time-and-material contracts revenue is generated whereby costs are generally incurred in proportion with contracted billing schedules and revenue is recognized as services are performed, with the corresponding cost of providing those services reflected as direct costs. The majority of the customers are billed on an hourly or daily basis whereby actual time is charged directly to the customer. Such method is expected to result in reasonably consistent profit margins over the contract term.

Fixed-Price Contracts

Revenue generated from fixed-price contracts, including most application management and support contracts, is recognized ratably over the contract term. Revenue generated from certain other fixed-price contracts is recognized using the percentage of completion method as the ratio of labor hours incurred to estimated total labor hours.

This method is used because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made, based on historical experience and milestones set in the contract. The Company’s project delivery and business unit finance personnel continually review labor hours incurred and estimated total labor hours, which may result in revisions to the estimated amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change.

If the Company does not accurately estimate the resources required or the scope of work to be performed for a contract or if the Company does not manage the project properly within the planned time period, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.

The Company does not derive revenue from projects involving multiple revenue-generating activities. If a contract would involve the provision of multiple service elements, total estimated contract revenue would be allocated to each element based on the fair value of each element.

The amount of revenue allocated to each element would then be limited to the amount that is not contingent upon the delivery of another element in the future. Revenue for each element would then be recognized depending upon whether the contract is a time-and-materials contract or a fixed-price, fixed-time contract.

Unbilled services represent services provided which are billed subsequent to the period end in accordance with the contract terms and services rendered for which contracts with government agencies were executed subsequent to the period end. All such amounts are anticipated to be realized in the following period.

Any unearned revenue reflects items that are unbilled by the Company with the revenue and billing associated with the project to be incurred in the following period.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

Employee stock awards under the Company’s compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and have adopted the enhanced disclosure provisions of SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123”.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. For disclosure purposes, pro forma net loss and loss per share impacts are provided as if the fair value method under SFAS 123 had been applied:

The Company issued one warrant to purchase 19 shares in May 2005, with an expiration of 6-months. The warrant expired prior to any exercise into shares of common stock. The Company did not issue any options or warrants in the nine months ended September 30, 2006.

	Nine Months Ended
	September 30,	September 30,
	2006	2005

Net income (loss), as reported	$(728,842)	$(424,653)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	—	—
Less: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	—	—

Pro forma net income (loss)	$(728,842)	$(424,653)

Basic and diluted income (loss) per share:
As reported	$(257.00)	$(164.53)

Pro forma	$(257.00)	$(164.53)

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations

The Company has derived all of its revenue from one customer.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable and unbilled receivables. To date, accounts receivable and unbilled receivables have been derived from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required.

Segment Reporting

The Company follows the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company believes that there is only one operating segment.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

Under Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share (“EPS”) is computed using the weighted average number of common shares outstanding for the period. Diluted earnings per share includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for the periods presented.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share of Common Stock (Continued)

There were no options or warrants to purchase shares of common stock at September 30, 2006:

The following is a reconciliation of the computation for basic and diluted EPS:

	Nine Months Ended
	September 30,	September 30,
	2006	2005

Net income (loss)	$(728,842)	$(424,653)

Weighted-average common shares outstanding :
Basic	2,836	2,581
Effect of dilutive securities-warrants	—	—

Diluted	2,836	2,581

Basic net earnings (loss) per share	$(257.00)	$(164.53)

Diluted net earnings (loss) per share	$(257.00)	$(164.53)

Research and Development

Research and development costs are expensed as incurred.

Recent Issued Accounting Standards

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB revised FIN 46 and issued FIN 46 (revised December 2003) (“FIN 46R”). In addition to conforming to previously issued FASB Staff Positions, FIN No. 46R deferred the implementation date for certain variable interest entities. This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company does not have any investments in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation will not have any impact on the Company’s results of operations, financial position or cash flows.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transaction” (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 3-	FIXED ASSETS

Fixed assets consist of the following as of September 30, 2006:

	Estimated Useful
	Lives (Years)
Computer equipment	5	$71,004
Office machinery and equipment	3	13,607
Furniture and fixtures	5	538
Automobile	5	58,476

		143,625
Less: Accumulated depreciation		(112,528)

Total, net		$31,097

Depreciation expense was $11,360 and $11,077 for the nine months ended September 30, 2006 and 2005, respectively.

NOTE 4-	COMPUTER SOFTWARE DEVELOPMENT COSTS

Computer software development costs consist of the following as of September 30, 2006:

	Estimated Useful
	Lives (Years)
Computer software development costs	5	$909,920

Less: Accumulated amortization		(529,126)

Total, net		$380,794

Amortization expense was $132,752 and $132,752 for the nine months ended September 30, 2006 and 2005, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS  (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 4-	COMPUTER SOFTWARE DEVELOPMENT COSTS (CONTINUED)

Amortization expense anticipated through December 31, 2009 is as follows:

Period ended December 31:

2006	$44,251
2007	163,187
2008	101,167
2009	72,189

$380,794

NOTE 5-	NOTES PAYABLE

SBA Loan

On July 22, 2003, the Company and the U.S. Small Business Administration (“SBA”) entered into a Note (the “Note”) under the SBA’s Secured Disaster Loan program in the amount of $377,100.

Under the Note, the Company agreed to pay principal and interest at an annual rate of 4% per annum, of $1,868 every month commencing twenty-five (25) months from the date of the Note (commencing August 2005). The Note matures July 2033.

The Company must comply with the default provisions contained in the Note. The Company is in default under the Note if it does not make a payment under the Note, or if it: a) fails to comply with any provision of the Note, the Loan Authorization and Agreement, or other Loan documents; b) defaults on any other SBA loan; c) sells or otherwise transfers, or does not preserve or account to SBA’s satisfaction for, any of the collateral (as defined therein) or its proceeds; d) does not disclose, or anyone acting on their behalf does not disclose, any material fact to the SBA; e) makes, or anyone acting on their behalf makes, a materially false or misleading representation to the SBA; f) defaults on any loan or agreement with another creditor, if the SBA believes the default may materially affect the Company’s ability to pay this Note; g) fails to pay any taxes when due; h) becomes the subject of a proceeding under any bankruptcy or insolvency law; i) has a receiver or liquidator appointed for any part of their business or property; j) makes an assignment for the benefit of creditors; k) has any adverse change in financial condition or business operation that the SBA believes may materially affect the Company’s ability to pay this Note; l) dies; m) reorganizes, merges, consolidates, or otherwise changes ownership or business structure without the SBA’s prior written consent; or n) becomes the subject of a civil or criminal action that the SBA believes may materially affect the Company’s ability to pay this Note.

As of September 30, 2006, the Company has an outstanding principal balance of $368,450. Interest expense on the SBA loan for the nine months ended September 30, 2006 and 2005 was approximately $11,700 and $12,100, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 5-	NOTE PAYABLE (CONTINUED)

Automobile Loan

The Company has a note payable with an automotive finance company in the original amount of $44,990 (the “Auto Note”). The Auto Note commenced in November 2003, and requires payments of $750 per month for a period of 60 months. The Auto Note is secured by the automobile.

As of September 30, 2006, the outstanding principal balance of the Auto Note was $19,504.

Gallatin Group

On May 31, 2006, the Company entered into a promissory note with The Gallatin Group in the amount of $57,537. The amount converted accounts payable to this note payable. The amount is due within 5 days of the Company’s private placement funding as described in Note 11. The amount is reflected in the current portion of notes payable on the balance sheet at September 30, 2006. This loan was repaid on the date the merger occurred which was October 24, 2006.

Other Notes Payable

On March 3, 2000, the Company entered into an installment note with Tec-Masters, Inc. in the amount of $100,000. The amount was due May 1, 2000, however was extended with no maturity date. The $100,000 remained outstanding until December 31, 2005 when the Company converted this note into 28.77 shares of Datamat common stock (76,923 of InferX). There was no interest on this note, and was unsecured.

On February 15, 2000, the Company entered into an installment note with an individual, in the amount of $100,000. The amount had no maturity date. The $100,000 remained outstanding until December 31, 2005 when the Company converted this note into 28.77 shares of Datamat common stock (76,923 of InferX). There was no interest on this note, and was unsecured.

On February 9, 2000, the Company entered into an installment note with an individual, in the total amount of $25,000. The amount had no maturity date. The $25,000 remained outstanding until December 31, 2005 when the Company converted this note into 7.19 shares of Datamat common stock (19,231 of InferX). There was no interest on this note, and was unsecured.

On February 9, 2000, the Company entered into an installment note with an individual, in the amount of $25,000. The amount had no maturity date. The $25,000 remained outstanding until December 31, 2005 when the Company converted this note into 7.19 shares of Datamat common stock (19,231 of InferX). There was no interest on this note, and was unsecured.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 5-	NOTE PAYABLE (CONTINUED)

As of September 30, 2006, the repayment schedule of the Notes Payable for the next five years and in the aggregate are:

2007	$74,359
2008	16,205
2009	10,115
2010	7,659
2011	7,896
Thereafter	329,257

445,491
Less: current portion	(74,359)

Long-term portion	$371,132

NOTE 6-	NOTE PAYABLE – RELATED PARTIES

The President of the Company would lend money from time to time to the Company to fund operations. These amounts bore no interest and were unsecured. As of September 30, 2006, there are no amounts outstanding to the President of the Company.

NOTE 7-	PROMISSORY NOTES

On May 18, 2006, the Company entered into five separate promissory notes with one fund, one trust and three individuals in the total amount of $350,000 (collectively, the “Promissory Notes”). The Promissory Notes mature, the earlier of: a) at the closing of a reverse merger, share exchange or similar business combination between the Company and Black Nickel Acquisition Corp. I or an affiliate thereof (“Black Nickel”); b) November 18, 2006; or c) an event of default as set forth and defined in the Promissory Notes (the “Maturity Date”). The Promissory Notes accrue interest at an annual rate of 8% per annum, and interest is due at the Maturity Date.

In accordance with the Promissory Notes, the Company in May 2006 issued 132 shares of stock to the lenders as a guarantee fee for lending the Company the $350,000 (which will convert to 250,000 post-merger shares of Black Nickel).

The Promissory Notes are not convertible into shares of the Company’s stock, and are anticipated to be repaid with the proceeds the Company receives in its private placement of a maximum amount of $1,500,000 (the “Private Placement and Letter of Intent for Share Exchange”, see below). The Private Placement is anticipated to take place simultaneous with the planned reverse merger with Black Nickel as agreed upon in the Letter of Intent with Black Nickel.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 7-	PROMISSORY NOTES (CONTINUED)

In accordance with the Promissory Notes, the Company and the lenders agreed that upon the reverse merger with Black Nickel, the Company would file a registration statement with the Securities and Exchange Commission on Form SB-2. The Company agreed to deadlines in the actual filing of the Form SB-2 as well as the effectiveness of the Form SB-2. Should the Company fail to meet the requirements as set forth in the Registration Rights Agreement, they would be subject to a 1% penalty per month for every month they fail to secure an effective registration up to a maximum of 10% payable in stock of the Company. Should the penalty include an open-ended cash settlement, the registration rights clause may be considered a derivative as defined in Emerging Issues Task Force (EITF) 00-19, “Accounting for Derivative Financial Instruments to, and Potentially Settled in, a Company’s Own Stock.”

Accrued interest at September 30, 2006, and interest expense for the nine months ended September 30, 2006 under the Promissory Notes were $10,433. The loans were repaid at closing of the merger on October 24, 2006. The accrued interest at that time was converted into additional shares.

NOTE 8-	STOCKHOLDERS’ EQUITY (DEFICIT)

InferX

Common Stock

InferX was incorporated in Delaware in 1999 with 2,000,000 authorized shares of $0.001 par value common stock. As of December 31, 2004, InferX had 1,439,359 shares issued and outstanding and in 2004 did not issue any shares of common stock.

During 2005, InferX issued: a) 305,000 shares of common stock to founders of InferX at par value, a value of $305; b) 50,000 shares of common stock for $75,000 cash; and c) as noted in Note 5, issued 192,308 shares of common stock in the conversion of $250,000 in notes payable. As of December 31, 2005, prior to the merger of InferX with Datamat and share conversion, InferX had 1,986,667 shares issued and outstanding.

On December 31, 2005, InferX merged with Datamat and in the merger converted the 1,986,667 shares of common stock into 743 shares of Datamat common stock.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 8-	STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Datamat

Common Stock

Datamat was incorporated in Virginia in 1992 with 5,000 authorized shares of $1.00 par value common stock. As of December 31, 2004, Datamat had 2,000 shares issued and outstanding and in 2004 did not issue any shares of common stock.

During 2005, Datamat did not issue any shares of common stock, and on December 31, 2005 in the merger with InferX issued 743 shares of common stock in conversion of the 1,986,667 InferX common shares.

During the nine months ended September 30, 2006, the Company issued: a) 132 shares of stock as guarantee fees on the $350,000 in promissory notes; b) 5 shares of stock for an investment of $20,000; c) 63 shares of stock for consulting services; and d) 10 shares of stock in conversion of vendor accounts payable.

As of September 30, 2006, Datamat has 2,953 shares of common stock issued and outstanding.

Additional Paid in Capital

During 2005, the Company’s President in addition to advancing amounts under notes payable (se Note 6) contributed capital in the form of equity for which no shares were issued. During 2006 and 2005, the Company received $6,029 and $56,851, respectively.

Warrants

In May 2005, InferX issued 19 shares of common stock for $75,000 cash. In addition to the shares issued, the investor received warrants to purchase an additional 50,000 shares of common stock at the same price used to acquire the shares which was $1.50 per share. The warrants expired six months after grant date, November 2005, without being exercised. Under a Black-Scholes Pricing Model, utilizing $1.50 as the exercise price, $1.50 as the stock price, minimum volatility, and a tax-exempt interest rate of 3.5%, the value of the warrants were $1,291.

There are no additional warrants outstanding, or granted as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005, respectively.

Options

There are no options outstanding, or granted as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 9-	RELATED PARTY TRANSACTIONS

As noted in Notes 6 and 8, the Company borrowed and was advanced amounts as equity contributions by the Company’s President. There were no other related party activities during the nine months ended September 30, 2006 and 2005, respectively.

NOTE 10-	COMMITMENTS

Rental

The Company leases office space under an operating lease that has initial or remaining non-cancelable lease terms and expires in November 2008. The lease agreement provides for an annual 4% escalation of the base rent. As of September 30, 2006, the following presents the approximate future minimum lease payments required under this lease:

For the Periods Ended
September 30,
2007	$103,331
2008	107,464
2009	18,500

$229,295

Rent expense for the nine months ended September 30, 2006 and 2005 was $78,247 and $71,132, respectively.

Consulting Agreements

During 2006 and 2005, the Company entered into consulting agreements with marketing and strategic consulting groups with terms that do not exceed one year. These companies are to be paid fees for the services they perform. The Company has included these fees in their statements of operations for the nine months ended September 30, 2006 and 2005, respectively.

Unused Financing Commitment

In 2005, the Company had available a factoring financing facility in the maximum amount of $3,500,000. The facility provided for an advance rate of 90% on government invoicing and 85% on commercial invoicing at a rate of prime plus 2.5%. The facility was secured by a security interest in the accounts receivables and the personal guarantee of the majority shareholder. There were no amounts outstanding under the facility during 2005 through the termination of the agreement in August 2005.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 11-	PROPOSED BUSINESS COMBINATION

In August 2006, the Company and Black Nickel entered into a revised Letter of Intent for Share Exchange (the “Letter of Intent”). Pursuant to the Letter of Intent, the Company:
a)	issued the Promissory Notes (see Note 7) for bridge financing in the amount of $350,000, and issued 132 shares of stock as a guarantee for the bridge debt (which will convert to 250,000 post-merger shares of Black Nickel);

b)	agreed to issue 100% of the outstanding shares of the Company for 5,350,000 common shares of Black Nickel, which is 5,600,000 shares of stock net of the 250,000 shares issued as a guarantee for the bridge debt (see (a));

c)	will receive the Private Placement cash of a maximum of $1,500,000 of which $350,000 will be used to repay the Promissory Notes and the remaining funds will be available to the Company to use as working capital, net of approximately $85,000 that will be needed to pay for closing costs, and cannot use the funds to repay the SBA Loan (see Note 5). In exchange for the $1,500,000 the investors of the Private Placement would receive 3,000,000 units at a price of $0.50 per unit. Each unit consists of 1 share, 1 Class A Warrant and 1 Class B Warrant. All shares and Warrants shall have anti dilution protection prior to the time of the effective registration statement covering such shares. In the event that the Company obtains additional financing prior to an effective registration statement, the shares of stock shall be increased in the event that the financing is at a per share price less than $0.50 per share, and the exercise prices for the Class A and Class B Warrants shall be reduced to the price of the shares in such future financing;

d)	the Class A Warrants are exercisable at any time for shares of stock at an exercise price of $0.50 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 3,000,000 of the warrants shall be callable by Black Nickel if the underlying warrant shares are registered and the stock trades in the open market for thirty (30) consecutive days at a closing price above $1.50 per share. 60% of these warrants shall be callable by Black Nickel if either Black Nickel or the Company is awarded a contract with a guaranteed minimum revenue of at least $1,000,000 with a department of the United Sates Government (not including the Missile Defense Agency) to deploy its existing technology for threat detection or other application;.

e)	the Class B Warrants are exercisable at any time for shares of stock at an exercise price of $0.62 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 3,000,000 of the warrants shall be callable by the Company if the underlying warrant shares are registered and the stock trades in the open market for thirty (30) consecutive days at a closing price above $1.86 per share;

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 11-	PROPOSED BUSINESS COMBINATION (CONTINUED)
f)	shall keep 1,200,000 of the existing shares outstanding in Black Nickel to their shareholders; and

g)	shall reserve for a period of two (2) years from the closing of the Reverse Merger, no more than 2,200,000 shares of stock for a stock option plan, and any options granted under this plan will be subject to an exercise price of not less than $0.50 per share.
The Company closed this transaction on October 24, 2006 and raised a total of $1,164,696 under the Private Placement. As a result of the Private Placement 2,329,392 common shares, 2,329,392 class A warrants and 2,329,392 class B warrants were issued.

NOTE 12-	PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At September 30, 2006, deferred tax assets consist of the following:

Net operating losses	$453,233
Valuation allowance	(453,233)

$—

At September 30, 2006, the Company had net operating loss carryforward in the approximate amount of $1,333,039, available to offset future taxable income through 2025. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the nine months ended September 30, 2006 and 2005 is summarized below.

	2006	2005
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	6.0	6.0
Valuation allowance	28.0	28.0

	0%	0%

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 13-	DEFINED CONTRIBUTION PLAN

The Company has a retirement plan which satisfies the requirements of Section 401(k) of the Internal Revenue Code. This defined contribution retirement plan covers substantially all employees. Participants can elect to have up to the maximum percentage allowable of their salaries reduced and contributed to the plan. The Company may make matching contributions equal to a discretionary percentage of the participants’ elective deferrals. The Company made no such contributions for the nine months ended September 30, 2006 and 2005, respectively.

NOTE 14-	MAJOR CUSTOMER

The Company’s contracts with agencies of the federal government accounted for 100% of its revenue and accounts receivable as of and for the nine months ended September 30, 2006 and 2005, respectively.